Exhibit 23.19

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements:

1.	Registration Statements on Form S-3 (Nos. 333-234612 and 333-275324) of McEwen Mining Inc.,

2.	Registration Statement on Form S-4 (Nos. 333-226858 and 333-281729) of McEwen Mining Inc., and

3.	Registration Statements on Form S-8 (Nos. 333-144563, 333-144569, 333-112269, 333-179143, 333-179144, 333-204693, 333-222609, 333-275325 and 333-281728) of McEwen Mining Inc.

of our report dated May 2, 2025 with respect to the consolidated financial statements of McEwen Copper Inc. included in Amendment No.1 to the Annual Report (Form 10-K/A) of McEwen Mining Inc. for the year ended December 31, 2024.

/s/ Ernst & Young LLP

Chartered Professional Accountants

Licensed Public Accountants

Toronto, Canada

May 2, 2025